U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Chase Venture Capital Associates, LLC ("CVCA, LLC")
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
c/o Chase Capital Partners
1221 Avenue of the Americas-40th Floor
--------------------------------------------------------------------------------
                                    (Street)
New York                        New York                10020

--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Praecis Pharmaceuticals Incorporated ("PRCS")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


November 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                            4.                              5.             Owner-
                                                            Securities Acquired (A) or      Amount of      ship
                                             3.             Disposed of (D)                 Securities     Form:     7.
                                             Transaction    (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                             2.              Code           ------------------------------- Owned at End   (D) or    Indirect
1.                             Transaction   (Instr. 8)                   (A)               of Month       Indirect  Beneficial
Title of Security               Date          ------------   Amount       or     Price      (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)     Code     V                  (D)               and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                     11/2/00      S               27,500      D      $30.24        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/2/00      S               400,000     D      $31.44        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/3/00      S               200,000     D      $27.99        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/3/00      S               100,000     D      $28.74        4,839,004     D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/3/00      S               200,000     D      $28.12        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/3/00      S               100,000     D      $28.99        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/3/00      S               100,000     D      $29.49        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/3/00      S               100,000     D      $29.62        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/3/00      S               100,000     D      $29.74        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/6/00      S                75,000     D      $31.37        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/6/00      S               205,000     D      $31.49        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/6/00      S                25,000     D      $31.62        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/6/00      S                15,000     D      $30.68        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/6/00      S                45,000     D      $30.49        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/6/00      S                50,000     D      $31.24        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/6/00      S                145,000    D      $31.12        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/6/00      S                25,000     D      $30.87        4,839,004     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     11/6/00      S                15,000     D      $30.62        4,839,004     D
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                10.
                                                                                                      9.        Owner-
                                                                                                      Number    ship
                                                                                                      of        Form
             2.                                                                                       Deriv-    of
             Conver-                    5.                                  7.                        ative     Deriv-   11.
             sion                       Number of                           Title and Amount          Secur-    ative    Nature
             or                         Derivative       6.                 of Underlying     8.      ities     Secur-   of
             Exer-             4.       Securities       Date               Securities        Price   Bene-     ity:     In-
             cise     3.       Trans-   Acquired (A)     Exercisable and    Instr. 3 and 4)   of      ficially  Direct   direct
             Price    Trans-   action   or Disposed      Expiration Date    ----------------  Deriv-  Owned     (D) or   Bene-
1.           of       action   Code     of(D)           (Month/Day/Year)            Amount    ative   at End    In-      ficial
Title of     Deriv-   Date     (Instr.  (Instr. 3,       ----------------           or        Secur-  of        direct   Owner-
Derivative   ative    (Month/  8)       4 and 5)         Date     Expira-           Number    ity     Month     (I)      ship
Security     Secur-   Day/     ------   ------------     Exer-    tion              of        (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)    Code V    (A)      (D)    cisable  Date       Title  Shares     5)      4)        4)       4)
---------------------------------------------------------------------------------------------------------------------------------


             $7.00
             per                                                              Common
Options      share    N/A      N/A        N/A      N/A  (FN 1)      1/11/01   Stock   9,166      N/A    9,166      I        (FN 1)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:


(1) These options were granted to Dr. Damion Wicker, a general partner of Chase Capital Partners, which is the general partner of the managing member and the manager, by delegation, of the reporting person. Dr. Wicker is contractually obligated to exercise the options at the request of CVCA, LLC, and to transfer any shares issued under the stock options to CVCA, LLC. The options originally had a term of ten years from the date of the grant and vested and became exercisable in equal monthly installments over a three-year period so long as Dr. Wicker continued to be a member of the Board of Directors of the Issuer.
As of October 13, 2000, Dr. Wicker ceased to be a director of the Issuer. Options with respect to 9,166 shares had vested as of that date; these options remain exercisable until the 90th day from the date of his resignation.


Chase Venture Capital Associates, LLC

By:  Chase Capital Partners, as Investment Manager

    /s/  Jeffrey C. Walker                                 12/08/00
By: --------------------------------------------        -----------------------
    Jeffrey C. Walker                                       Date
    Managing General Partner of Chase Capital Partners

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



------------------------------------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF                DESIGNATED                  STATEMENT        ISSUER NAME, TICKER
 REPORTING PERSON                  REPORTER (Note 1)             FOR            OR TRADING SYMBOL
                                                               MONTH/YEAR
------------------------------------------------------------------------------------------------------------------------------------
John R. Baron                      Chase Venture               November, 2000   Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                  Capital Associates,
Partners                           LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Christopher C. Behrens             Chase Venture               November, 2000   Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                  Capital Associates,
Partners                           LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-----------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt                  Chase Venture               November, 2000   Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                  Capital Associates,
Partners                           LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David S. Britts                    Chase Venture               November, 2000   Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                  Capital Associates,
Partners                           LLC
50 California Street
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin                  Chase Venture               November, 2000   Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                  Capital Associates,
Partners                           LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David J. Gilbert                   Chase Venture               November, 2000   Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                  Capital Associates,
Partners                           LLC
1221 Avenue of the Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Eric A. Green                      Chase Venture               November, 2000   Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                  Capital Associates,
Partners                           LLC
1221 Avenue of the Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon                  Chase Venture               November, 2000   Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                  Capital Associates,
Partners                           LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

 NAME AND ADDRESS OF           TITLE OF                  AMOUNT OF            OWNERSHIP FORM: NATURE OF INDIRECT    DISCLAIMS
  REPORTING PERSON             SECURITY                  SECURITIES           DIRECT (D) OR   BENEFICIAL OWNERSHIP  PECUNIARY
                                                         BENEFICIALLY         INDIRECT (I)                          INTEREST
                                                         OWNED
------------------------------------------------------------------------------------------------------------------------------------
John R. Baron                   See Tables I and II     See Tables I and II      I             See Explanatory      No
c/o Chase Capital                                                                              Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Christopher  C.                 See Tables I and II     See Tables I and II      I             See Explanatory      No
Behrens                                                                                        Note 2 below
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt               See Tables I and II     See Tables I and II      I             See Explanatory      No
c/o Chase Capital                                                                              Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David S. Britts                 See Tables I and II     See Tables I and II      I             See Explanatory      Yes
c/o Chase Capital                                                                              Note 2 below
Partners
50 California Street
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin               See Tables I and II     See Tables I and II      I             See Explanatory      No
c/o Chase Capital                                                                              Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David J. Gilbert                See Tables I and II     See Tables I and II        I           See Explanatory    Yes
c/o Chase Capital                                                                              Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Eric A. Green                   See Tables I and II     See Tables I and II        I           See Explanatory    Yes
c/o Chase Capital                                                                              Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon               See Tables I and II     See Tables I and II        I           See Explanatory    No
c/o Chase Capital                                                                              Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF             DESIGNATED                STATEMENT              ISSUER NAME, TICKER
 REPORTING PERSON               REPORTER (Note 1)             FOR                OR TRADING SYMBOL
                                                          MONTH/YEAR


------------------------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann              Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital              Capital Associates,
Partners                       LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-------------------------------------------------------------------------------------------------------
Jonathan Meggs                 Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital              Capital Associates,
Partners                       LLC
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray              Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital              Capital Associates,
Partners                       LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Thomas Mendell                 Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital              Capital Associates,
Partners                       LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor             Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital              Capital Associates,
Partners                       LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Robert Rugggiero
c/o Chase Capital              Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
Partners                       Capital Associates,
1221 Avenue of the Americas    LLC
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Susan L. Segal                 Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital              Capital Associates,
Partners                       LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian            Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital              Capital Associates,
Partners                       LLC
50 California
Street, Suite 2940
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Lindsay Stuart                 Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital              Capital Associates,
Partners                       LLC
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Patrick Sullivan               Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital              Capital Associates,
Partners                       LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Charles R. Walker              Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital              Capital Associates,
Partners                       LLC
One Bush Street, 12th Fl
40th Floor
San Francisco, CA 94104
------------------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker              Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital              Capital Associates,
Partners                       LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

 NAME AND ADDRESS OF           TITLE OF                 AMOUNT OF          OWNERSHIP FORM:   NATURE OF INDIRECT      DISCLAIMS
  REPORTING PERSON             SECURITY                 SECURITIES         DIRECT (D) OR     BENEFICIAL OWNERSHIP    PECUNIARY
                                                        BENEFICIALLY       INDIRECT (I)                              INTEREST
                                                        OWNED

------------------------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann              See Tables I and II      See Tables I and II    I              See Explanatory          No
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Jonathan Meggs                  See Tables I and II     See Tables I and II    I              See Explanatory         Yes
c/o Chase Capital                                                                             Note 2 below
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Thomas Mendell                  See Tables I and II     See Tables I and II    I              See Explanatory       Yes
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray               See Tables I and II     See Tables I and II    I              See Explanatory         No
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor              See Tables I and II     See Tables I and II    I              See Explanatory         No
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Robert Rugggiero                See Tables I and II     See Tables I and II    I              See Explanatory         Yes
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Susan L. Segal                  See Tables I and II     See Tables I and II    I              See Explanatory         Yes
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian             See Tables I and II     See Tables I and II    I              See Explanatory         No
c/o Chase Capital                                                                             Note 2 below
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Lindsay Stuart                  See Tables I and II     See Tables I and II    I              See Explanatory         Yes
c/o Chase Capital                                                                             Note 2 below
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Patrick Sullivan                See Tables I and II     See Tables I and II    I              See Explanatory         Yes
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Charles R. Walker               See Tables I and II     See Tables I and II    I              See Explanatory        Yes
c/o Chase Capital                                                                             Note 2 below
Partners
One Bush Street, 12th Fl
San Francisco, CA 94104
------------------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker               See Tables I and II     See Tables I and II    I              See Explanatory         No
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF                DESIGNATED                   STATEMENT               ISSUER NAME, TICKER
 REPORTING PERSON                  REPORTER(Note 1)             FOR                     OR TRADING SYMBOL
                                                                MONTH/YEAR

------------------------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh                     Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                    Capital Associates,
Partners                             LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Richard D. Waters                    Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                    Capital Associates,
Partners                             LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker                     Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                    Capital Associates,
Partners                             LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Eric R. Wilkinson                    Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                    Capital Associates,
Partners                             LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP European                         Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
Principals, LLC                      Capital Associates,
c/o Chase Capital                    LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC
c/o Chase Capital                    Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
Partners                             Capital Associates,
1221 Avenue of the Americas          LLC
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital                        Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
Corporation                          Capital Associates,
c/o Chase Capital                    LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan                  Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
Corporation                          Capital Associates,
270 Park Avenue                      LLC
35th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital                       Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
Partners                            Capital Associates,
1221 Avenue of the Americas         LLC
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC               Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                   Capital Associates,
Partners                            LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Chatham Ventures,                   Chase Venture              November, 2000         Praecis Pharmaceuticals Incorporated ("PRCS")
Corporation c/o Chase               Capital Associates,
Capital Partners                    LLC
1221 Avenue of the Americas
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------

 NAME AND ADDRESS OF            TITLE OF               AMOUNT OF              OWNERSHIP FORM:   NATURE OF INDIRECT      DISCLAIMS
  REPORTING PERSON              SECURITY               SECURITIES             DIRECT (D) OR     BENEFICIAL OWNERSHIP    PECUNIARY
                                                       BENEFICIALLY           INDIRECT (I)                              INTEREST
                                                       OWNED

------------------------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh                See Tables I and II    See Tables I and II     I                  See Explanatory        No
c/o Chase Capital                                                                                 Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Richard D. Waters               See Tables I and II    See Tables I and II     I                  See Explanatory        Yes
c/o Chase Capital                                                                                 Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker                See Tables I and II    See Tables I and II     I                  See Explanatory        No
c/o Chase Capital                                                                                 Note 3 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Eric R.Wilkinson                See Tables I and II    See Tables I and II     I                  See Explanatory       Yes
c/o Chase Capital                                                                                 Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP European                    See Tables I and II    See Tables I and II     I                  See Explanatory        No
Principals, LLC                                                                                   Note 2 below
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC             See Tables I and II    See Tables I and II     I                  See Explanatory        No
c/o Chase Capital                                                                                 Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital                   See Tables I and II    See Tables I and II     I                  See Explanatory        No
Corporation                                                                                       Note 2 below
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan             See Tables I and II    See Tables I and II     I                  See Explanatory        No
Corporation                                                                                       Note 4 below
270 Park Avenue
35th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital                   See Tables I and II    See Tables I and II     I                  See Explanatory        No
Partners                                                                                          Note 5 below
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC           See Tables I and II    See Tables I and II     I                  See Explanatory        No
c/o Chase Capital                                                                                 Note 6 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Chatham Ventures, Inc.          See Tables I and II    See Tables I and II     I                  See Explanatory        No
c/o Chase  Capital                                                                                Note 7 below
Partners
1221 Avenue of the Americas
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF              DESIGNATED                 STATEMENT               ISSUER NAME, TICKER
 REPORTING PERSON                REPORTER(Note 1)           FOR                     OR TRADING SYMBOL
                                                            MONTH/YEAR

------------------------------------------------------------------------------------------------------------------------------------
David L. Ferguson                Chase Venture               November, 2000        Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                Capital Associates,
Partners                         LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
I. Robert Greene                 Chase Venture               November, 2000        Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Flatiron                     Capital Associates,
Partners                         LLC
257 Park Avenue
South 15th Floor
New York, NY 10010
------------------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand                Chase Venture               November, 2000        Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                Capital Associates,
Partners                         LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann                  Chase Venture               November, 2000        Praecis Pharmaceuticals Incorporated ("PRCS")
c/o Chase Capital                Capital Associates,
Partners                         LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------


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 NAME AND ADDRESS OF         TITLE OF                 AMOUNT OF             OWNERSHIP FORM:  NATURE OF INDIRECT      DISCLAIMS
  REPORTING PERSON           SECURITY                 SECURITIES            DIRECT (D) OR    BENEFICIAL OWNERSHIP    PECUNIARY
                                                      BENEFICIALLY          INDIRECT (I)                             INTEREST
                                                      OWNED

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

David L.Ferguson              See Tables I and II     See Tables I and II      I             See Explanatory          No
c/o Chase Capital                                                                            Note 8 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
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I. Robert Greene              See Tables I and II     See Tables I and II      I             See Explanatory          No
c/o Flatiron                                                                                 Note 9 below
Partners
257 Park Avenue
South 15th Floor
New York, NY 10010
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Brian J. Richmand             See Tables I and II     See Tables I and II      I             See Explanatory          No
c/o Chase Capital                                                                            Note 10 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
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Jonas Steinmann               See Tables I and II     See Tables I and II      I             See Explanatory          No
c/o Chase Capital                                                                            Note 11 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
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


Explanatory Notes:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is (a) the sole managing member of CCP-SBIC Manager, LLC ("CCP-SBIC"), the sole managing member of CVCA, LLC and
(b) the manager, by delegation, of CVCA, LLC pursuant to an advisory agreement with CCP-SBIC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

3) Until October 13, 2000, the reporting person was a director of the Issuer. The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he is a general partner of CCP, the sole managing member of CCP-SBIC and the manager, by delegation, of CVCA, LLC. The actual pro rata portion of such beneficial ownership is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

4) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is (a) the sole stockholder of Chase Capital Corporation, a general partner of CCP, the sole managing member of CCP-SBIC and the manager, by delegation, of CVCA, LLC and (b) the sole stockholder of the non-managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

5) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is (a) the sole managing member of CCP-SBIC, the sole managing member of CVCA and (b) the manager, by delegation, of CVCA, LLC pursuant to an advisory agreement with CCP-SBIC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

6) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CVCA, LLC.

7) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the non-managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CVCA, LLC.

8) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of CCP-SBIC and the manager, by delegation, of CVCA, LLC, until June 1, 1997. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

9) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of CCP-SBIC and the manager, by delegation, of CVCA, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

10) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of CCP-SBIC and the manager, by delegation, of CVCA, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

11) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of CCP-SBIC and the manager, by delegation, of CVCA, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.



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